                                                                     EXHIBIT 4.6

                                AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              SANDERSON FARMS, INC.



         Pursuant to Section 79-4-10.06 of the Mississippi Code of 1972, as amended, more commonly referred to as Section 10.06 of the Mississippi Business Corporation Act, the undersigned corporation hereby amends its Articles of Incorporation as follows:

         1. New Article FIFTEENTH is inserted to read:

                  The Corporation may indemnify its directors and officers for liability (as defined in Section 79-4-8.50(5) of the Mississippi Code of 1972, as amended) to any person for any action taken, or any failure to take any action, as a director or officer, as the case may be, except liability for (a) receipt of a financial benefit to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, or (d) an intentional violation of criminal law.

         APPROVED BY A MAJORITY VOTE OF THE SHAREHOLDERS OF SANDERSON FARMS, INC., ON FEBRUARY 27, 1997.

                                       SANDERSON FARMS, INC.

                                       BY: /s/ Joe F. Sanderson, Jr., President
                                               JOE F. SANDERSON, JR., President


                                       BY: /s/ James A. Grimes, Secretary
                                               JAMES A. GRIMES, Secretary